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                                  BY-LAW NO. 4

                 A by-law relating generally to the transaction
                         of the business and affairs of

                          MED-EMERG INTERNATIONAL INC.

                                    CONTENTS

                                Part           Description

                                   I     -     Interpretation
                                  II     -     General
                                 III     -     Directors
                                  IV     -     Officers
                                   V     -     Meeting of Shareholders
                                  VI     -     Protection of Directors, Officers
                                                 and Others
                                  VII    -     Dividends and Rights
                                 VIII    -     Notices
                                   IX    -     Effective Date

          BE IT ENACTED as a by-law of Med-Emerg International Inc. (hereinafter referred to as the "Corporation") as follows:

                                     PART I

                                 INTERPRETATION

1.01 Definitions. In this by-law, unless the context otherwise requires:

     (a) "Act" means the Business Corporations Act (Ontario) and any statute that may be substituted therefor, as from time to time amended;

     (b)  "Board" means the board of directors of the Corporation;

     (c) "by-laws" means this by-law and all other by-laws of the Corporation from time to time in force and effect;
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     (d)  "holiday" has the meaning ascribed to that term by the Interpretation
          Act (Canada) and any statute that may be substituted therefor, as from time to time amended; and

     (e) "meeting of shareholders" includes an annual meeting of shareholders and a special meeting of shareholders.

1.02 Words and Phrases. Words and phrases defined in the Act and used herein shall, unless the context otherwise requires, have the same meaning herein as in the Act.

1.03 Number and Gender. In this by-law, words importing the singular number only shall include the plural and vice versa; words importing gender shall include all genders; words importing persons shall include individuals, bodies corporate, corporations, partnerships, trusts and any number or aggregate of persons.

1.04 Interpretation Net Affected by Headings. The insertion of headings in this by-law is for convenience of reference only and shall not affect the construction or interpretation hereof.

1.05 Conflict with Act. The by-laws are made pursuant to and should be read in conjunction with the Act. In case of conflict between the provisions of any by-law and any provision of the Act, the applicable provision of the Act shall govern.

1.06 Calculation of Time. The computation of time, and any period of days shall be determined in accordance with the provisions of the Interpretation Act (Canada), and any statute that may be substituted therefor, as from time to time amended.

                                    PART II

                                    GENERAL

2.01 Execution of Documents. Deeds, transfers, assignments, contracts, obligations, certificates and other instruments (except a document arising in the ordinary course of the Corporation's business) may be signed on behalf of the Corporation:

     (i) by such person or persons as shall have been appointed by resolution of the Board to sign such document or such class of document, including through the use of facsimile reproduction of signatures; or

     (ii) in the absence of any such resolution, by any two of the Chairman, the President, a Vice-President, the Secretary, the Treasurer or any two directors, or any one
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          of the foregoing persons together with any Assistant Secretary,
          Controller or Assistant Treasurer

and when so signed shall be binding upon the Corporation without further act or formality.

2.02 Corporate Seal. The Corporation may but need not have a corporate seal. Any corporate seal adopted for the Corporation shall be such as the Board may by resolution from time to time approve. The corporate seal of the Corporation may, when deemed desirable, be affixed to any document by the person or persons authorized to sign such Document on behalf of the Corporation.

2.03 Information for Shareholders. No shareholder shall be entitled to discovery of any information respecting the Corporation's business which, in the opinion of the Board, would not be in the best interests of the shareholders or the Corporation to communicate to the public. The Board may from time to time determine whether and to what extent and at what time and place and under what conditions and regulations the accounts, records and documents of the Corporation or any of them shall be open to the inspection of shareholders or other persons and no shareholder or other person shall have any right of inspecting any account, record or document of the Corporation except as conferred by the Act or by any other applicable legislation or as authorized by the Board.

                                    PART III

                                    DIRECTORS

3.01 Number of Directors and Quorum. Subject to the articles, the board shall consist of the number of directors specified in the articles; if the articles provide for a minimum and maximum number of directors, the board shall consist of the number of directors determined from time to time by a special resolution (or, if the directors are empowered by a special resolution to determine the number, by a resolution of the board) within such minimum and maximum. A majority of the number of directors to specified or determined shall constitute a quorum at any meeting of the board.

3.02 Calling of Meetings. Meetings of the Board may be held from time to time at such place, at such time, on such day and in such manner as the Chairman, the President or any two directors may determine, and the Secretary shall call meetings when directed or authorized by the Chairman, the President or such two directors. Notice of every meeting so called shall be given to each director not less than forty-eight hours (excluding any part of a Saturday or of a holiday) before the time when the meeting is to be held, save that no notice of a meeting shall be necessary if all the directors are present or if those absent waive notice of or otherwise signify in writing their consent to the holding of such meeting, either before or after such meeting.
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3.03 Chairman of Meeting. The Chairman or, in this absence, the President or, in his absence, a Vice-President who is a director shall be chairman of any meeting of the Board. If no such person is present, the directors present shall choose one of their members to be chairman of the meeting.

3.04 Votes to Govern. At all meetings of the Board, every question to be decided by the Board shall be decided by a majority of the votes cast on the question. The chairman of the meeting shall not have a second or casting vote.

                                     PART IV

                                    OFFICERS

4.01 Officers. The Board shall appoint a Chairman, a President, a Chief Executive Officer and a Secretary and such other officers, if any, as the Board in its discretion shall from time to time deem advisable. The Board may by resolution specify the duties of officers.

                                     PART V

                             MEETING OF SHAREHOLDERS

5.01 Special Meeting. The Board, the Chairman or the President may at any time call a special meeting of the shareholders for the transaction of any business, the nature of which is specified in the notice calling the meeting. Any special meeting of the shareholders may be held in conjunction with an annual meeting of shareholders.

5.02 Chairman and Secretary of Meeting. The Chairman or, in his absence, the President or, in their absence, a Vice-President who is a director of the Corporation, shall preside as chairman at any meeting of shareholders. If no such officer is present within thirty minutes after the time appointed for the holding of the meeting, the persons present and entitled to vote thereat shall choose one of their number to be chairman. The Secretary of the Corporation shall be the secretary of any meeting of shareholders but if the Secretary of the Corporation is not present, the chairman of the meeting shall appoint some person who need not be a shareholder to act as secretary of the meeting.

5.03 Persons Entitled to be Present. The only persons entitled to attend a meeting of shareholders shall be those entitled to vote thereat, the auditors of the Corporation and others who, although not entitled to vote, are entitled or required under any provision of the Act or the by-laws to be present at the meeting. Any other person may be admitted only on the invitation of the chairman of the meeting and with the consent of the meeting.
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5.04 Quorum. A quorum for the transaction of business at any meeting of shareholders shall be two individuals present in person each being a shareholder entitled to vote thereat or being a duly appointed proxy for an absent shareholder so entitled and together holding or representing by proxy shares carrying at least five percent (5%) of the vote entitled to be cast at such meeting.

5.05 Scrutineers. If desired, one or more scrutineers may be appointed to serve at the meeting of shareholders by a resolution of the meeting or by the chairman of the meeting with the consent of the meeting. Such scrutineers need not be shareholders of the Corporation.

5.06 Votes to Govern. All questions proposed for the consideration of the shareholders at a meeting of shareholders shall, unless otherwise required by the Act, the articles or the by-laws, be determined by the majority of the votes cast.

5.07 Show of Hands. At any meeting of shareholders every motion shall, subject to be provisions of the Act, be decided by a show of hands unless a ballot thereon is required by the chairman of the meeting or is demanded by any shareholder entitled to vote and present in person or by proxy. Upon a show of hands every person who is present and entitled to vote shall have one vote. Before or after a show of hands has been taken upon any motion, the chairman may require or any shareholder entitled to vote and present in person or by proxy may demand a ballot thereon. Unless a ballot thereon is required or demanded, a declaration by the chairman of the meeting that the vote upon a motion has been carried or carried by a particular majority or not carried shall be the decision of the shareholders upon the motion and an entry in the minutes of the meeting to the effect that the chairman of the meeting declared the motion to be carried shall be admissible in evidence as prima facie proof of the fact without proof of the number or proportion of votes recorded in favour of or against the motion. A demand for a ballot may be withdrawn at any time prior to the taking of the ballot.

5.06 Ballot. If a ballot is required by the chairman of the meeting or is duly demanded by any shareholder entitled to vote and present in person or by proxy and the demand is not withdrawn, a ballot upon the motion shall be taken in such manner as the chairman of the meeting shall direct. Upon a ballot, each shareholder who is present in person or represented by proxy, unless the Act or articles otherwise requires, shall be entitled to one vote for each share in respect of which he is entitled to vote at the meeting and the result of the ballot shall be the decision of the shareholders upon the motion. An entry in the minutes of the meeting of shareholders to the effect that the chairman declared the motion to be carried shall be admissible in evidence as prima facie proof of the fact without proof of the number or proportion of votes recorded in favour of or against the motion on the ballot.
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                                     PART VI

                      PROTECTION OF DIRECTORS AND OFFICERS

6.01 Limitation of Liability. No director or officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer or employee, or for joining in any receipt or other act for conformity, or for any loss, damage or expense happening to the Corporation through the insufficiency or deficiency of title to any property acquired for or on behalf of the Corporation, or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Corporation shall be invested, or for any loss or damage arising from the bankruptcy, insolvency or tortious acts of any person with whom any of the moneys, securities or effects of the Corporation shall be deposited, or for any loss occasioned by any error of judgement or oversight on his part, or for any other loss, damage or misfortune whatever which shall happen in the execution of the duties of his office or in relation thereto; provided that nothing herein shall relieve any director or officer from the duty to act in accordance with the Act and the regulations thereunder or from liability for any breach thereof.

6.02 Indemnity. Subject to the limitations contained in the Act, the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgement, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or such body corporation, if

(a) he acted honestly and in good faith with a view to the best interests of the Corporation; and

(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

The Corporation shall also indemnify such person in such other circumstances as the Act permits or requires. Nothing in this by-law shall limit the right of any person entitled to indemnity apart from the provisions of this by-law.

6.03 Insurance. The Corporation may purchase and maintain insurance for the benefit of any person referred to in section 6.02 against such liabilities and in such amounts as the board may from time to time determine and are permitted by the Act.
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                                    PART VII

                              DIVIDENDS AND RIGHTS

7.01 Dividend Cheques. A dividend payable in cash may be paid by cheque drawn on the Corporation's bankers or at any one of them to the order of each registered holder of shares of the class or series in respect of which it has been declared and mailed by ordinary mail, postage prepaid, to such registered holder at his address appearing on the register of shareholders, unless such holder otherwise directs. In the case of joint holders the cheque shall, unless such joint holders otherwise direct, be made payable to the order of all of such joint holders and mailed to them at the address appearing on the register of shareholders in respect of such joint holding or to the first address so appearing if there are more than one. The mailing of such cheque as aforesaid, unless the same be not paid on due presentation, shall satisfy and discharge the liability for the dividend to the extent of the sum represented thereby plus the amount of any tax which the Corporaton is required to and does withhold.

7.02 Non-receipt of Cheques. In the event of non-receipt of any cheque by the person to who it is sent as aforesaid, the Corporation shall issue to such person a replacement cheque for a like amount upon such terms as to indemnity and evidence of non-receipt and of title as the Board may from time to time prescribe, whether generally or in any particular case.

7.03 Unclaimed Dividends. Any dividend unclaimed after a period of six years from the date on which the same has been declared to be payable shall be forfeited and shall revert to the Corporation.

                                    PART VIII

                                     NOTICES

8.01 Method of Giving Notices. Any notice (which term includes any communication or document) to be given, sent, delivered or served pursuant to the Act, the articles, the by-laws or otherwise to a shareholder, director, officer or auditor shall be sufficiently given if delivered personally to the person to whom it is to be given or if delivered to his recorded address or if mailed to him at his recorded address by ordinary mail, postage prepaid, or if sent to him at his recorded address by telegram, telex, telecopy or other similar method of recorded electronic communication. A notice so delivered shall be deemed to have been given when it is delivered personally or at the address aforesaid; a notice so mailed shall be deemed to have been given when deposited in a post office or public letter box; and a notice sent by recorded electronic communication shall be deemed to have been given when dispatched or when delivered to the appropriate communication company or its representative for dispatch. The term "recorded address" means, in the case of a shareholder, his address as recorded in the register of shareholders and in the case of a director, officer or auditor his address as recorded in the
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records of the Corporation. The Secretary may change or cause to be changed the recorded address of any shareholder, director, officer or auditor in accordance with any information believed by him to be reliable.

8.22 Notice to Joint Shareholders. If two or more persons are registered as joint holders of any share, notice to one of such persons shall be sufficient notice to all of them. Any notice shall be addressed to all of such joint holders and the address to be used for the purposes of Section 8.01 shall be the address appearing on the register of shareholders in respect of such joint holding, or the first address so appearing if there are more than one.

8.03 Omissions and Errors. The accidental omission to give any notice to any shareholder, director, officer, auditor or member of any Committee of the Board or the non-receipt of any notice by any such person or any error in any notice not affecting the substance thereof shall not invalidate such notice or any action taken at any meeting held pursuant to such notice or otherwise founded thereon.

                                     PART IX

                                 EFFECTIVE DATE

9.01 Effective Date. This by-law shall be effective on the date of the closing of an initial public offering of any securities of the Corporation.

9.02 Repeal. By-laws Nos. 1, 2 and 3 (and any amendments thereto) of the Corporation are repealed as of the effective date of this by-law. Such repeal shall not affect the previous operaton of any by-law so repealed or affect the validity of any act done or right, privilege, obligation or liability acquired or incurred under, or the validity of any contract or agreement made pursuant to, or the validity of any articles (as defined in the Act) or predecessor charter documents of the Corporation obtained pursuant to any such by-law prior to its repeal. All officers and persons acting under any by-law so repealed shall continue to act as if apponted under the provisions of this by-law and all resolutions of the shareholders or the board with continuing effect passed under any repealed by-law shall continue good and valid except to the extent inconsistent with this by-law and until amended or repealed.
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     PASSED by the board on the 20 day of March, 1997


/s/ Carl Pahapill             /s/ Kathryn Gable
----------------------        -------------------------
President                     Secretary


      CONFIRMED by the shareholders in accordance with the Act on the 23 day of April, 1997.

                              /s/ Kathryn Gable
                              -------------------------
                              Secretary